Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Novus Capital Corporation on Amendment No. 5 to the Form S-4 [File No. 333-249421] of our report dated October 9, 2020 with respect to our audit of the financial statements of Novus Capital Corporation as of September 30, 2020 and for the period from March 5, 2020 (inception) through September 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 7, 2021